Exhibit (a)(1)(A)

_________________________

SOCKET MOBILE, INC.

_________________________

OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS

_________________________

This document constitutes part of the prospectus relating to the securities that have been registered under the Securities Act of 1933, as amended.

The prospectus relates to the Socket Mobile, Inc. 2004 Equity Incentive Plan, as amended.

August 5, 2019

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SOCKET MOBILE, INC.
OFFER TO EXCHANGE CERTAIN
OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS

_________________________

This Offer and withdrawal rights will expire at 9:00 p.m., Pacific Time, on August 30, 2019, unless we extend them.

_________________________

By this offer (the “Offer”), Socket Mobile, Inc. (“Socket Mobile,” “we,” “our” or “us”) is giving eligible service providers of Socket Mobile the opportunity to exchange some or all of their stock options granted under our 2004 Equity Incentive Plan, as amended (the “2004 Plan”), on (x) April 29, 2010, (y) June 1, 2010, or (z) July 1, 2010, whether vested or unvested, that are outstanding at the start of this Offer and remain outstanding and unexercised through the expiration of this Offer (“eligible options”), for new options to purchase shares of our common stock (“new options”). New options will be granted under, and subject to, the terms and conditions of our 2004 Plan and option agreement thereunder. All employees, executive officers, directors and consultants of Socket Mobile in our U.S. locations who hold eligible options and remain service providers of Socket Mobile through the date of grant for new options may participate in this Offer (“eligible service providers”). Our stockholders approved the implementation of this stock option exchange program at our 2019 annual meeting of stockholders on May 22, 2019.

The Offer will expire at 9:00 p.m., Pacific Time, on August 30, 2019, unless we extend the date (such date of expiration, the “expiration date”). Eligible service providers may tender eligible options on or before the expiration date in order to receive new options. New options will cover the same number of shares of our common stock as the number of shares subject to the exchanged options. All new options will have an exercise price per share equal to the closing sales price of a share of our common stock on the expiration date on the Nasdaq Capital Market (the “new option grant date”). We expect the new option grant date to be August 30, 2019. If the expiration date of the Offer is extended, then the new option grant date will be similarly extended.

Regardless of whether the corresponding eligible options cancelled in the Offer were incentive stock options or nonstatutory stock options for tax purposes, all new options granted to our employees (as of the new option grant date) will be incentive stock options to the maximum extent permitted by law, and all new options granted to our non-employee directors and consultants (as of the new option grant date) will be nonstatutory stock options.

The new options will be unvested as of the new option grant date, regardless of the extent to which the exchanged eligible options were vested, and will be scheduled to vest as to 1/48th of the total number of shares subject to the option each month following the new option grant date on the same day of the month as the new option grant date (and if there is no corresponding day, on the last day of the month), subject to continued service with us (or any Socket Mobile parent or subsidiary) through each applicable vesting date. Your participation in this Offer and receipt of any new options does not provide any guarantee or promise of continued service with us or any then-existing Socket Mobile parent or subsidiary.

Our common stock is traded on the Nasdaq Capital Market under the symbol “SCKT.” On July 30, 2019, the closing sales price of our common stock was $2.70 per share on the Nasdaq Capital Market. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this Offer.

See “Risks of Participating in the Offer” beginning on page 12 for a discussion of risks that you should consider before participating in this Offer.

IMPORTANT

If you want to participate in the Offer, we encourage you to submit your election form via fax to Lynn Zhao, our Chief Financial Officer, at (510) 933-3030 or hand delivery to Ms. Zhao at our main offices at 39700 Eureka Drive, Newark, CA 94560. Your election form must be received on or before the expiration date of the Offer, currently expected to be 9:00 p.m., Pacific Time, on August 30, 2019.

Your delivery of all documents regarding the Offer, including election forms, is at your own risk. Only election forms that are properly completed and actually received by us by the deadline via fax or hand delivery will be accepted. Election forms submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

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Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or other securities commission or regulator has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

You should direct questions about this Offer or requests for additional copies of this Offer to Exchange (as defined below) and the other Offer documents to Lynn Zhao, our Chief Financial Officer, at:

Socket Mobile, Inc.
39700 Eureka Drive
Newark, California 94560
(510) 933-3016 (Direct)
(510) 933-3000 (Main)
Email: lynn@socketmobile.com

We recommend that you discuss the personal tax consequences of this Offer with your financial, legal and/or tax advisers.

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the Offer is not permitted. However, at our discretion, we may take actions necessary for us to make an offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown on the first page of this Offer to Exchange. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

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TABLE OF CONTENTS

Page

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS	1
RISKS OF PARTICIPATING IN THE OFFER	12
THE OFFER	14
1. Eligibility	14
2. Participation in exchange; number of shares subject to new options; expiration date	14
3. Purpose of the Offer	15
4. Procedures for electing to exchange options	17
5. Withdrawal rights and change of election	18
6. Acceptance of options for exchange and issuance of new options	19
7. Conditions of the Offer	20
8. Price range of shares underlying the options	22
9. Source and amount of consideration; terms of new options	22
10. Information concerning Socket Mobile	26
11. Interests of executive officers and directors; transactions and arrangements concerning the options	26
12. Status of options acquired by us in the Offer; accounting consequences of the Offer	27
13. Legal matters; regulatory approvals	27
14. Material income tax consequences	27
15. Extension of Offer; termination; amendment	29
16. Fees and expenses	30
17. Additional information	30
18. Financial statements	31
19. Miscellaneous	31

SCHEDULE A	Information Concerning the Executive Officers and Directors of Socket Mobile, Inc	A-1
SCHEDULE B	Summary Financial Information of Socket Mobile, Inc.	B-1

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer. You should carefully read this entire Offer to Exchange, the accompanying email from Kevin J. Mills, President and Chief Executive Officer, announcing this Offer, and the election form, together with its associated instructions. This Offer is made subject to the terms and conditions of these documents as they may be amended or supplemented. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other Offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the Offer?	2
Q2	Why are we making this Offer?	3
Q3	Who may participate in this Offer?	4
Q4	Which options are eligible for exchange	4
Q5	Are my options granted on a date other than (x) April 29, 2010, (y) June 1, 2010 or (z) July 1, 2010, eligible options?	4
Q6	Are there circumstances under which I would not be granted new options?	4
Q7	How do I participate in this Offer?	5
Q8	Am I required to participate in this option exchange?	5
Q9	How many shares will the new options I receive be exercisable for?	5
Q10	Do I have to pay for my new options?	6
Q11	What will be the exercise price of my new options?	6
Q12	When will my new options vest and be exercisable?	6
Q13	If I participate in this Offer, do I have to exchange all of my eligible options?	7
Q14	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	7
Q15	When will my exchanged options be cancelled?	7
Q16	Once I surrender my exchanged options through a properly and timely submitted election form, is there anything I must do to receive the new options?	8
Q17	When will I receive the new options?	8
Q18	Can I exchange shares of Socket Mobile common stock that I acquired upon a previous exercise of Socket Mobile options?	8
Q19	Will I be required to give up all of my rights under the cancelled options?	8
Q20	Will the terms and conditions of my new options be the same as my exchanged options?	8
Q21	What happens to my options if I choose not to participate or if my eligible options are not accepted for exchange?	9
Q22	How will we determine whether an eligible option has been properly tendered?	9
Q23	Will I have to pay taxes if I participate in the Offer?	9
Q24	Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?	9
Q25	Will I receive a new option agreement if I choose to participate in the Offer?	9
Q26	Are there any conditions to this Offer?	9
Q27	If you extend or change the Offer, how will you notify me?	10
Q28	Can I change my mind and withdraw from this Offer?	10
Q29	How do I change or withdraw my election?	10
Q30	What if I withdraw my election and then decide again that I want to participate in this Offer?	10
Q31	Are you making any recommendation as to whether I should exchange my eligible options?	10
Q32	Will my decision to participate in the Offer have an impact on my ability to receive options or other equity awards in the future?	11
Q33	Whom can I contact if I have questions about the Offer, or if I need additional copies of the Offer documents?	11

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The following are some of the terms that are frequently used in this Offer to Exchange.

Terms used in this Offer

“2004 Plan” refers to our 2004 Equity Incentive Plan, as amended.

“cancellation date” refers to the calendar date when exchanged options will be cancelled. Exchanged options will be cancelled following the expiration of the Offer on the same calendar day as the expiration date and the new option grant date. This cancellation of exchanged options will occur after the expiration of the Offer and before the granting of new options. We expect that the cancellation date will be August 30, 2019. If the expiration date is extended, then the cancellation date similarly will be extended.

“eligible service provider” refers to an employee, executive officer, director or consultant of Socket Mobile in our U.S. locations as of the date the Offer commences who remains a service provider of Socket Mobile through the new option grant date.

“eligible option grant” refers collectively to all of the eligible options that are part of the same option grant and subject to the same option agreement. For example, if an individual has been granted eligible options to purchase a total of 1,000 shares of our common stock, the eligible option grant refers to the entire award of eligible options to purchase 1,000 shares of our common stock. If the individual has exercised 600 shares subject to that award, eligible option grant refers to the award of eligible options to purchase 400 shares of our common stock that remain subject to the award.

“eligible options” refers to stock options to purchase shares of our common stock that (i) were granted under the 2004 Plan on (x) April 29, 2010, (y) June 1, 2010 or (z) July 1, 2010, and (ii) are outstanding and unexercised as of the expiration date.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“exchanged options” refers to the options exchanged pursuant to this Offer.

“expiration date” refers to the time and date that this Offer expires. We expect that the expiration date will be August 30, 2019, at 9:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the Offer, the term “expiration date” will refer to the time and date at which the extended Offer expires.

“Nasdaq” refers to the Nasdaq Capital Market.

“new option grant” refers collectively to all new options that are part of the same grant and subject to the same option agreement.

“new option grant date” refers to the date when new options will be granted. The new option grant date will be the same calendar day as the expiration date. We expect that the new option grant date will be August 30, 2019. If the expiration date is extended, then the new option grant date will be similarly extended.

“new options” refers to the options to purchase shares of our common stock granted pursuant to this Offer that replace the exchanged options. The new options will be granted on the new option grant date under and subject to the terms of the 2004 Plan and a new option agreement between the new option recipient and Socket Mobile.

“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Stock Options for New Stock Options.

“offering period” refers to the period from the commencement of this Offer to the expiration date. This period commenced on August 5, 2019, and will end at 9:00 p.m., Pacific Time, on August 30, 2019, unless extended.

“Securities Act” refers to the U.S. Securities Act of 1933, as amended.

“Socket Mobile” refers to Socket Mobile, Inc.

Questions and answers

Q1.	What is the Offer?
A1.	This Offer is a one-time, voluntary opportunity for eligible service providers (defined below) to exchange for new options certain outstanding stock options granted under the 2004 Plan on (x) April 29, 2010, (y) June 1, 2010, or (z) July 1, 2010, on the expiration date.

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Q2.	Why are we making this Offer?
A2.	Equity awards have been, and continue to be, a key part of our incentive compensation and retention programs and are designed to motivate and reward our service providers’ efforts. We believe that to develop and market competitive products, we need to maintain competitive compensation and incentive programs.

The eligible options, which are held by valued service providers, are nearing the end of their term. As of July 30, 2019, these options currently are “underwater” (meaning the exercise prices of such options are greater than our current stock price). The closing price of a share of our common stock on July 30, 2019 was $2.70. The per share exercise prices of the eligible options range from $2.74 to $3.16.

Importantly, if eligible service providers otherwise want to exercise before the eligible options expire, whether because the eligible options do have value before they expire (that is, they come back “in-the-money”) or otherwise, it raises a significant concern that the exercise of these eligible options and subsequent sale of even a relatively small portion of the purchased shares could cause unnatural fluctuations in our stock price, due to the high volume of shares that likely would be sold into the market as a result.

Offering to exchange the eligible options for new options with a new 10-year term, a new 4-year vesting schedule, and the ability to exercise vested options through the expiration of the new term will relieve the pressure to exercise the eligible options before they expire. In fact, due to the new 4-year vesting schedule, the exercise of new options granted in exchange would necessarily be spread out over at least 4 years. This would remove the pressure that a flood of exercises before a 2020 expiration could cause on our stock price and float.

In addition, whether the eligible options are exercised or expire by their terms, they will no longer provide the strong retention and incentive benefits we need from our equity compensation program. Additionally, the eligible options are currently “underwater,” which adds to our concerns regarding their impact on retention and incentives. As a result, to the extent that the eligible options expire before benefits can be realized, or that unusually high trading activity depresses returns on the exercise of these eligible options and/or the sale of the shares purchased under the eligible options, we believe there is high risk that the objectives of equity program to retain and motivate service providers and aligning their interests with those of our stockholders will not be achieved. Socket Mobile needs to retain and motivate its service providers, and reinvigorating the retention and incentive value of these eligible options through this Offer is a key step toward that.

We believe that this Offer is in the best interests of our stockholders and our service providers. We believe this Offer is an important component in our strategy to align the interests of our service providers and stockholders because it will permit us to:

•	Minimize risk of destabilization of our stock price as a result of a high volume of option-related sales. If the eligible options become “in-the-money” (meaning our stock price is greater than the exercise price of the options) before they expire in 2020, then the eligible service providers likely would be put in the position of having to exercise their eligible options in order to avoid allowing those eligible options to expire without any benefit to them. Socket Mobile’s trading volume has historically tended to be fairly low. The average daily trading volume in our stock over the last thirty trading days ending on July 30, 2019 was approximately 13,726 shares. There are a total of 384,064 shares subject to outstanding and unexercised eligible options as of that same date. As a result, if even a small portion of the eligible options were exercised and the shares sold, it could introduce unusually high trading volume in our stock, causing destabilization and unnatural fluctuations in our stock price. Providing new options that are subject to a 4-year vesting schedule, a new 10-year term, and the ability to exercise vested options through the expiration of the new term effectively spreads out the exercise period for the eligible options, ameliorating these risks. In fact, due to the new 4-year vesting schedule, the exercise of new options granted in exchange would necessarily be spread out over at least 4 years. Spreading out the exercise period for the eligible options, along with reinvigorating the retention and incentive value of the eligible options to our service providers, is the primary purpose of this Offer.
•	Provide effective incentives for the service providers who participate in this Offer. Issuing new stock options which may have lower exercise prices and that are subject to a new vesting period to eligible service providers encourages them to remain with us and work to increase stockholder value. Providing effective incentives to our service providers is a key purpose of this Offer, and we believe this Offer will enable us to enhance long-term stockholder value by aligning the interests of our service providers more fully with the interests of our stockholders.

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•	Reduce the pressure to grant additional or alternative equity awards to achieve the goals that our equity incentive program is intended to accomplish. If we do not conduct this Offer in which the expiring eligible options with low incentive values may be exchanged for new higher incentive value options, we could be compelled to grant alternative equity awards such as additional options or restricted stock awards to our service providers at current market prices in order to provide them with renewed incentive value. Any such additional grants would increase our overhang as well as our compensation expense. This Offer, on the other hand, is a one-for-one exchange that accomplishes the retention and alignment goals of our equity incentive program without increasing the number of stock option grants outstanding.

(See Section 3 of “The Offer” below.)

Q3.	Who may participate in this Offer?
A3.	You may participate in this Offer if you are an eligible service provider. You are an “eligible service provider” if you are an employee, executive officer, director or consultant of Socket Mobile in our U.S. locations who holds eligible options as of the date the Offer commences and remains a service provider of Socket Mobile through the new option grant date. (See Section 1 of “The Offer” below.)
Q4.	Which options are eligible for exchange?
A4.	All stock options, whether vested or unvested, to purchase shares of our common stock that (i) were granted under the 2004 Plan on (x) April 29, 2010, (y) June 1, 2010 or (z) July 1, 2010, and (ii) are outstanding and unexercised as of the expiration date are eligible for exchange in the Offer. If a particular option expires after the commencement of this Offer, but before the expiration date, that option is not eligible for exchange.

To help you recall your outstanding eligible options, we will provide you with a summary of your outstanding stock options granted under the 2004 Plan on (x) April 29, 2010, (y) June 1, 2010 or (z) July 1, 2010. (See Section 2 of “The Offer” below.)

Q5.         Are my options granted on a date other than (x) April 29, 2010, (y) June 1, 2010 or (z) July 1, 2010, eligible options?

A5.	No. Only options to purchase shares of our common stock granted under the 2004 Plan on (x) April 29, 2010, (y) June 1, 2010 or (z) July 1, 2010, can be eligible options. Accordingly, any options to purchase shares of our common stock that were granted on any other date are not eligible options and are not eligible to be exchanged in the Offer. (See Section 2 of “The Offer” below.)
Q6.	Are there circumstances under which I would not be granted new options?
A6.	Yes. If, for any reason, you no longer continue to be an eligible service provider through the new option grant date, you will not be eligible to participate in the Offer. As a result, you will not receive any new options. Instead, you will keep your current options and those options will expire in accordance with their original terms. Except as provided by any applicable law, your service with Socket Mobile will remain “at-will” regardless of your participation in the Offer and can be terminated by you or Socket Mobile at any time with or without cause or notice. (See Section 1 of “The Offer” below.)

Moreover, even if we accept your exchanged options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in SEC or Nasdaq rules. However, we do not anticipate any such prohibitions at this time. (See Section 13 of “The Offer” below.)

In addition, if you hold an option that expires after the start of the Offer but on or before the cancellation date, that particular option is not eligible for exchange. As a result, if you hold options that expire on or before the currently scheduled cancellation date or, if we extend the Offer such that the cancellation date is a later date and you hold options that expire on or before the rescheduled cancellation date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 15 of “The Offer” below.)

For purposes of your eligibility to participate in this Offer, your employment with Socket Mobile will not be considered to have terminated while you are on a leave of absence that has been approved by Socket Mobile. (See Section 1 of “The Offer” below.)

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Q7.	How do I participate in this Offer?
A7.	Participation in this Offer is voluntary. If you are an eligible service provider, at the start of the Offer you will have received an email from Kevin J. Mills, President and Chief Executive Officer, dated August 5, 2019, announcing this Offer. If you want to participate in the Offer, you must complete the election process via the method outlined below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 30, 2019. If you do not want to participate, then no action is necessary.
1.	Print and properly complete, sign and date the election form attached to the email from Kevin J. Mills, President and Chief Executive Officer, dated August 5, 2019, announcing the Offer.
2.	Fax or hand deliver the properly completed election form to:

Attn: Lynn Zhao

Socket Mobile, Inc.

39700 Eureka Drive
Newark, California 94560

Fax: (510) 933-3030

We must receive your properly completed and submitted election form by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on August 30, 2019. To obtain an election form, please contact our Chief Financial Officer, Ms. Zhao, by email at lynn@socketmobile.com or by phone at (510) 933-3016.

If you elect to exchange any eligible option grant in this Offer, you must elect to exchange all eligible options subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants.

We may extend this Offer. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all properly tendered eligible option grants promptly after the expiration of this offer.

Your delivery of all documents regarding the Offer, including election forms, is at your risk. Only election forms that are properly completed and actually received by us by the deadline by fax or hand delivery will be accepted. Responses submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4 of “The Offer” below.)

Q8.	Am I required to participate in this option exchange?
A8.	No. Acceptance of this Offer and participation in the Offer is completely voluntary. (See Sections 2 and 4 of “The Offer” below.)

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Q9.	How many shares will the new options I receive be exercisable for?
A9.	Subject to the terms of this Offer and our acceptance of your properly tendered options, each exchanged option to purchase one share of our common stock will be replaced with a new option to purchase one share of our common stock.

Example. For illustrative purposes only, assume that you are an eligible service provider and that you hold an eligible option grant covering 3,000 shares of our common stock. If you exchange this eligible option grant under the Offer, then on the new option grant date, you will receive a new option grant covering 3,000 shares of our common stock. (See Section 2 of “The Offer” below.)

Q10.	Do I have to pay for my new options?
A10.	You do not have to make any cash payment to us to receive your new options, but in order to exercise your new options and purchase any shares of our common stock subject to your new options, you will be required to pay the exercise price of your new options. Additionally, to the extent that we have a tax withholding obligation with respect to the new options, the tax withholding obligations will be satisfied in the manner specified in the 2004 Plan and the option agreement thereunder that will govern the terms of your new options. (See Section 9 of “The Offer” below.)
Q11.	What will be the exercise price of my new options?
A11.	The exercise price per share of all new options will be equal to the closing sales price of a share of our common stock as reported on Nasdaq on the new option grant date, which is expected to be August 30, 2019. We cannot predict the exercise price of the new options. (See Section 9 of “The Offer” below.)
Q12.	When will my new options vest and be exercisable?
A12.	All new options will be unvested as of the new option grant date and will be subject to a new vesting schedule. Each new option will be unexercisable while it remains unvested, regardless of whether the corresponding exchanged option was early exercisable. Each new option will be scheduled to vest as to 1/48th of the underlying shares each month after the new option grant date on the same day of the month as the new option grant date (and if there is no corresponding day, on the last day of the month), in each case subject to your remaining a “Service Provider” (as defined in the 2004 Plan, and generally meaning and referred to in this Offer to Exchange as continued service with us (or any Socket Mobile parent or subsidiary)) through the applicable vesting dates. This is the vesting schedule Socket Mobile typically applies to its annual refresh stock option grants.

If your exchanged option was subject to any accelerated vesting upon certain qualifying terminations of employment or other specified events, such as a change in control of Socket Mobile, pursuant to an option agreement or other written agreement between you and Socket Mobile, then the corresponding new option also will be subject to such accelerated vesting to the same extent that the eligible option grant was immediately before being cancelled in the Offer.

The maximum term of the new option grant will be 10 years from the new option grant date. Once vested, the new options will remain exercisable for the full 10-year term of the option unless terminated earlier under the dissolution, liquidation or change in control provisions of the 2004 Plan.

In all cases described above, vesting is subject to your continued service to us (or any Socket Mobile parent or subsidiary) through each vesting date. Your participation in this Offer and the receipt of new options does not provide any guarantee or promise of continued service with us (or any Socket Mobile parent or subsidiary). (See Section 9 of “The Offer” below.)

Example

For illustrative purposes only, assume that you are an eligible service provider and that you exchange in the Offer an eligible option grant to purchase 4,800 shares of our common stock. There are no specific accelerated vesting terms that apply to your eligible option grant. Assume also that the Offer expires and new options are granted on August 30, 2019, and that your eligible option grant was fully vested prior to the cancellation date. Under the terms of the Offer, the new option grant will cover 4,800 shares, be entirely unvested upon the new option grant date, have a new exercise price, and have a vesting commencement date of August 30, 2019.

The new option grant will be scheduled to vest as to 100 shares on each monthly anniversary of the new option grant date, subject to your continued service to us through each vesting date.

Scheduled Vesting Date	Number of Shares of our Common Stock Subject to New Option Grant
The 30th day (or for February, the last day) of each month thereafter over a total of 48 months	100 shares on each such scheduled vesting date

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Q13.	If I participate in this Offer, do I have to exchange all of my eligible options?
A13.	No. You may pick and choose which of your outstanding eligible option grants you wish to exchange. If you hold more than one eligible option grant, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants. However, if you elect to participate in this Offer, you must exchange the entire outstanding and unexercised portion of any particular eligible option grant that you choose to exchange, including any eligible option grants which are legally, but not beneficially, owned by you. This means that you may not elect to exchange only a portion of any particular eligible option grant. However, you may elect to exchange the remaining portion of any eligible option grant that you have already partially exercised.

For example and except as otherwise described below, if you hold (i) an eligible option grant to purchase 1,000 shares of our common stock, 700 of which you have already exercised, (ii) an eligible option grant to purchase 1,000 shares of our common stock and (iii) an eligible option grant to purchase 2,000 shares of our common stock, you may elect to exchange:

•	The first eligible option grant, covering the entire remaining 300 shares of our common stock,
•	The second eligible option grant, covering 1,000 shares of our common stock,
•	The third eligible option grant, covering 2,000 shares of our common stock,
•	One, two or all three of your three eligible option grants, or
•	None of your eligible option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first eligible option grant with respect to only 150 shares of our common stock (or any other partial amount) under that eligible option grant or less than all of the shares of our common stock under the second or third eligible option grants. (See Section 2 of “The Offer” below.)

Q14.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?
A14.	If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as a result of the end of a marriage) and a person who is not an eligible service provider beneficially owns a portion of that eligible option grant, then in order to participate in the Offer with respect to such eligible option grant, you may accept this Offer with respect to the entire remaining outstanding portion of the eligible option grant, including the portion beneficially owned by the other person, as long as you are the legal owner of the eligible option grant. As described in Q&A 13, we are not accepting partial tenders of an eligible option grant, so you may not accept this Offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the eligible option grant, we will respect an election properly made by you, but will not be responsible to you or the beneficial owner of the eligible option grant for any errors made by you with respect to such eligible option grant.

For example, if you are an eligible service provider and you hold an eligible option grant covering 3,000 shares of our common stock that is subject to a domestic relations order, one-third (1/3) of which is beneficially owned by your former spouse (that is, the portion covering 1,000 shares of our common stock), and you have exercised 600 of the remaining 2,000 shares of our common stock subject to the eligible option grant not beneficially owned by your former spouse, then you may elect to exchange the outstanding portion of your eligible option grant covering 2,400 shares of our common stock, including the portion covering the 1,000 shares of our common stock beneficially owned by your former spouse, or you may elect not to participate in the Offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant. (See Section 2 of “The Offer” below.)

Q15.	When will my exchanged options be cancelled?
A15.	Your exchanged options will be cancelled following the expiration of the Offer on the same calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be August 30, 2019, unless the offering period is extended. (See Section 6 of “The Offer” below.)

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Q16.	Once I surrender my exchanged options through a properly and timely submitted election form, is there anything I must do to receive the new options?
A16.	Once your election form has been accepted and your exchanged options have been surrendered, the only thing you must do to receive a new option is remain in the service of Socket Mobile or a successor entity through the new option grant date. We expect that the new option grant date will be August 30, 2019. In order to vest in the shares of our common stock underlying the new option grant, you will need to remain a service provider of Socket Mobile (or any Socket Mobile parent or subsidiary) through the applicable vesting dates, as described in Q&A 12. (See Section 1 of “The Offer” below.)
Q17.	When will I receive the new options?
A17.	We will grant the new options on the new option grant date, following the expiration of the Offer. We expect the new option grant date will be August 30, 2019. If the expiration date is delayed, the new option grant date will be similarly delayed. If you are granted new options, we will provide you with your new option agreement under the 2004 Plan shortly after the new option grant date. You will then need to follow the same procedures that ordinarily apply to any Socket Mobile option granted in the normal course. (See Section 6 of “The Offer” below.)
Q18.	Can I exchange shares of Socket Mobile common stock that I acquired upon a previous exercise of Socket Mobile options?
A18.	No. This Offer relates only to outstanding Socket Mobile options to purchase shares of our common stock. You may not exchange in this Offer any shares of our common stock that you acquired upon a prior exercise of options or by any other acquisition. (See Section 2 of “The Offer” below.)
Q19.	Will I be required to give up all of my rights under the cancelled options?
A19.	Yes. Once we have accepted your exchanged options in the Offer, your exchanged options will be cancelled, and you no longer will have any rights under those options. We intend to cancel all exchanged options on the cancellation date. We expect that the cancellation date will be August 30, 2019. (See Section 6 of “The Offer” below.)
Q20.	Will the terms and conditions of my new options be the same as my exchanged options?
A20.	Your new options will be granted under and subject to the terms and conditions of the 2004 Plan and a new option agreement between you and Socket Mobile, and other than the differences described below, the terms and conditions of your new options will remain the same as your exchanged options. The 2004 Plan and current form of option agreement for stock option awards granted under the 2004 Plan are incorporated by reference as exhibits to the Tender Offer Statement on Schedule TO with which this Offer to Exchange has been filed with the SEC (the “Schedule TO”) and are available on the SEC website at www.sec.gov.

Your new options will have a different exercise price (as discussed in Q&A 11), maximum term (as discussed in Q&A 12), and vesting schedule (as discussed in Q&A 12). In addition, as discussed in Q&A 24, regardless of whether the corresponding eligible options cancelled in the Offer were incentive stock options or nonstatutory stock options for tax purposes, all new options granted to you will be (i) incentive stock options to the maximum extent permitted by law if you are an employee as of the new option grant date or (ii) nonstatutory stock options if you are a non-employee director or consultant as of the new option grant date.

The vesting of new options will differ significantly from the corresponding exchanged options. Among other differences, no portion of the new options will be scheduled to vest before the one-month anniversary of the new option grant date, even if the corresponding exchanged options are partially or fully vested (as discussed in Q&A 12).

The maximum term of the new option grant will be 10 years from the new option grant date. Once vested, the new options will remain exercisable for the full 10-year term of the option unless terminated earlier under the dissolution, liquidation or change in control provisions of the 2004 Plan.

Please see Section 9 of “The Offer” below for a fuller discussion of these differences.

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Q21.	What happens to my options if I choose not to participate or if my eligible options are not accepted for exchange?
A21.	If you choose not to participate, we do not receive your election form by the deadline, or we do not accept your eligible options under this Offer, your eligible options will (i) remain outstanding until they are exercised or cancelled or expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule, (iv) retain their current maximum term to expiration, and (v) retain all of the other terms and conditions as set forth in the relevant option agreement related to such eligible options. (See Section 6 of “The Offer” below.)

Q22.	How will we determine whether an eligible option has been properly tendered?
A22.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of the documents you submit to accept the Offer for any of your eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this Offer. No tender of eligible options will be deemed to have been made properly until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any such notice. (See Section 4 of “The Offer” below.)
Q23.	Will I have to pay taxes if I participate in the Offer?
A23.	If you participate in the Offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the new option grant date. However, you normally will have taxable income when you exercise your new options or when you sell the shares you receive upon exercise. (See Section 14 of “The Offer” below.)

For all eligible service providers, we recommend that you consult with your own tax adviser to determine the personal tax consequences to you of participating in this Offer.

Q24.	Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?
A24.	Regardless of whether the corresponding eligible options cancelled in the Offer were incentive stock options or nonstatutory stock options for tax purposes, all new options granted to our employees (as of the new option grant date) will be incentive stock options to the maximum extent permitted by law, and all new options granted to our non-employee directors and consultants (as of the new option grant date) will be nonstatutory stock options.

We recommend that you read the tax discussion in Section 14 of “The Offer” below and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisers. (See Section 9 and Section 14 of “The Offer” below.)

Q25.	Will I receive a new option agreement if I choose to participate in the Offer?
A25.	Yes. All new options will be granted under, and subject to, the terms and conditions of the 2004 Plan and a new option agreement between you and Socket Mobile under the 2004 Plan. The 2004 Plan and form of new option agreement under the 2004 Plan are incorporated by reference as exhibits to the Schedule TO filed with the SEC for this Offer and are available on the SEC website at www.sec.gov. (See Section 9 of “The Offer” below.)
Q26.	Are there any conditions to this Offer?
A26.	Yes. The completion of this Offer is subject to a number of customary conditions that are described in Section 7 of “The Offer” below. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may choose to do so at our discretion. (See Section 2 and Section 7 of “The Offer” below.)

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Q27.       If you extend or change the Offer, how will you notify me?

A27.	If we extend or change this Offer, we will issue a press release, email or other form of communication disclosing the extension or change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date or the date on which we change the Offer, as applicable. (See Section 2 and Section 15 of “The Offer” below.)
Q28.	Can I change my mind and withdraw from this Offer?
A28.	Yes. You may change your mind after you have submitted an election form and withdraw from the Offer at any time on or before the expiration date (which currently is expected to be August 30, 2019, at 9:00 p.m., Pacific Time) and retain your eligible options under their existing terms. If we extend the expiration date, you may withdraw your election at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the properly submitted election form we receive last on or before the expiration date. (See Section 5 of “The Offer” below.)
Q29.	How do I change or withdraw my election?
A29.	To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible options from this Offer, you must deliver a valid new election form indicating only the eligible option grants you wish to exchange in the Offer or a valid new election form indicating that you reject the Offer with respect to all of your eligible options, by completing the election process via the method outlined below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 30, 2019:
1.	Print and properly complete, sign and date the election form attached to the email from Kevin J. Mills, President and Chief Executive Officer, dated August 5, 2019, announcing the Offer.
2.	Fax or hand deliver the properly completed election form to:

Attn: Lynn Zhao

Socket Mobile, Inc.

39700 Eureka Drive
Newark, California 94560

Fax: (510) 933-3030

We must receive your properly completed and submitted election form by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on August 30, 2019. An election form has been provided to you with this Offer to Exchange. To obtain another copy of the election form, please contact Ms. Zhao by email at lynn@socketmobile.com or by phone at (510) 933-3016.

Your delivery of all documents regarding the Offer, including election forms, is at your risk. Only election forms that are properly completed and actually received by us by the deadline by fax or hand delivery will be accepted. Responses submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 5 of “The Offer” below.)

Q30.	What if I withdraw my election and then decide again that I want to participate in this Offer?
A30.	If you have withdrawn your election to participate with respect to some or all of your eligible option grants and then decide again that you would like to participate in this Offer, you may reelect to participate by submitting a new properly completed election form by fax or hand delivery on or before the expiration date, in accordance with the procedures described in Q&A 29 and Section 4. (See also Q&A 7 and see Section 5 of “The Offer” below.)
Q31.	Are you making any recommendation as to whether I should exchange my eligible options?
A31.	No. Neither Socket Mobile, nor any officer, director, employee or other person associated with us, is making any recommendation as to whether or not you should accept this Offer. We understand that the decision whether or not to exchange your eligible options in this Offer may require consideration of various factors for many service providers. Exchanging your eligible options does carry risk (see “Risks of Participating in the Offer” for information regarding some of these risks), and there are no guarantees that you would ultimately receive greater value from your new options than from the eligible options you exchanged. As a result, you must make your own decision as to whether or not to participate in this Offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial adviser. (See Section 3 of “The Offer” below.)

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Q32.	Will my decision to participate in the Offer have an impact on my ability to receive options or other equity awards in the future?
A32.	No. Your election to participate or abstain from participating in the Offer will have no effect on our making future grants of options, other equity awards, or any other rights to you or anyone else. (See Section 1 of “The Offer” below.)
Q33.	Whom can I contact if I have questions about the Offer, or if I need additional copies of the Offer documents?
A33.	You should direct questions about this Offer and requests for printed copies of this Offer to Exchange and other offer documents to Lynn Zhao, our Chief Financial Officer, at:

Socket Mobile, Inc.
39700 Eureka Drive
Newark, California 94560
(510) 933-3016 (Direct)
(510) 933-3000 (Main)
Email: lynn@socketmobile.com

(See Section 10 of “The Offer” below.)

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RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks, including those described below. In addition, the risks described below are not the only risks facing Socket Mobile. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and operating results. The risks described below, as well as the risk factors in our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2019 and our Annual Report on Form 10-K for our fiscal year ended December 31, 2018, filed with the SEC, highlight some of the material risks of participating in this Offer. You should consider these risks carefully, and you are encouraged to speak with an investment and tax adviser as necessary before deciding whether to participate in the Offer. In addition, we urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in the exchange of options pursuant to the Offer, as well as the rest of this Offer to Exchange document, for a more in depth discussion of the risks that may apply to you before deciding to participate in the Offer.

In addition, this Offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, that are based on our management’s beliefs and assumptions and on information currently available to our management. These statements include statements forecasting our future financial condition and results, our future operating activities, market acceptance of our products, expectations for general market growth of mobile computing devices, growth in demand for our data capture products, expansion of the markets that we serve, expansion of the distribution channels for our products, and the timing of the introduction and availability of new products, as well as other forecasts discussed in reports we file with the SEC. Words such as “may,” “will,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are based on current expectations, estimates, and projections about our industry, management’s beliefs, and assumptions made by management. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this Offer.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included in our most recent Forms 10-K and 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

Risks Related to Participating in the Offer

New options granted to you in the Offer to Exchange will be entirely unvested as of the new option grant date and will vest over a prescribed time period. You may not exercise these options until they vest, and such vesting requires that you remain in the service of Socket Mobile (or any Socket Mobile parent or subsidiary). If your service with us terminates for any or no reason, your unvested new options will expire automatically.

New options granted to you will be unvested as of the new option grant date and subject to a new vesting schedule. This is true even if your exchanged options are already 100% vested. Vesting requires the passage of time and that your services to us continue through each vesting date. If you do not remain an employee or other service provider with us through each date your new options vest, you will not have the right to purchase all of the shares subject to those new options. Instead, the unvested portion of your new options generally will expire immediately upon your termination. As a result, you may not receive any value from your new options. Nothing in the Offer should be construed to confer upon you the right to remain a service provider of Socket Mobile. The terms of your service with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new option grant date or thereafter.

Furthermore, although we currently are not anticipating a merger or acquisition, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment or other service with us and any then-existing parent or subsidiary of ours terminates before part or all of your new options vest, you may not receive any value from the unvested portion of the new options.

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The exercise price per share of the new options granted to you in the Offer to Exchange could be greater than the exercise price per share of the eligible options that you tender for exchange.

The exercise price per share of the new options granted to you, which will be equal to the closing sales price of our common stock as reported on the Nasdaq Capital Market on the new option grant date, will not be determined until such date. Accordingly, you will not be able to determine the exercise price of your new options at the time you tender your eligible options for exchange. The price of our common stock can be volatile. Please see Section 8 of this Offer to Exchange titled, “Price range of shares underlying the options” for the price range of our shares from January 1, 2017 to July 30, 2019. The exercise price per share of your new options may be higher than the exercise price per share of the eligible options that you tender for exchange.

The new options granted to you in the Offer to Exchange could become underwater after they are granted.

The new options will have an exercise price per share equal to the closing sales price of a share of our common stock as reported on the Nasdaq Capital Market on the new option grant date. If the trading price of our common stock decreases after the new option grant date, the exercise price of your new options will be greater than the trading price of our common stock, and you will not be able to realize any gain from the exercise of your new options. The trading price of our common stock can be volatile, and there can be no assurances regarding the future price of our common stock or that the trading price of our common stock will increase after the new option grant date.

Tax-Related Risks

If you elect to exchange an eligible option, the new option you receive in its place may not have the same characterization as an incentive stock option or a nonstatutory stock option and the eligible option it replaces.

Regardless of whether the corresponding eligible options cancelled in the Offer were incentive stock options or nonstatutory stock options for tax purposes, all new options granted to you will be (i) incentive stock options to the maximum extent permitted by law if you are an employee as of the new option grant date or (ii) nonstatutory stock options if you are a non-employee director or consultant as of the new option grant date. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.

Risks Related to Our Business, Industry, Securities Markets, and Ownership of our Common Stock

You should carefully review the sections entitled “Risk Factors” that are contained in our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2019 and in our Annual Report on Form 10-K for our fiscal year ended December 31, 2018, each of which are incorporated by reference into this Offer, before making a decision on whether or not to tender your eligible options.

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THE OFFER

1.       Eligibility.

You are an “eligible service provider” if you are an employee, executive officer, director or consultant of Socket Mobile in our U.S. locations as of the date that the Offer commences, who holds an eligible option and remains a service provider of Socket Mobile through the new option grant date. Our executive officers and directors are listed on Schedule A of this Offer to Exchange.

To receive a new option, you must remain in the service of Socket Mobile or a successor entity through the new option grant date. For purposes of your eligibility to participate in this Offer, your employment with Socket Mobile will not be considered to have terminated while you are on a leave of absence that has been approved by Socket Mobile. If you do not satisfy all of the requirements of an eligible service provider, you will keep your current eligible options, and they will be treated in accordance with their existing terms and conditions. If we do not extend the Offer, the new option grant date is expected to be August 30, 2019. Except as provided by any applicable law, your employment with us will remain “at-will” and can be terminated by you or your employer at any time, with or without cause or notice. In order to continue to vest in your new options, you must remain a service provider with us (or any Socket Mobile parent or subsidiary) through each relevant vesting date.

Your election to participate or abstain from participating in the Offer will have no effect on our making future grants of options, other equity awards, or any other rights to you or anyone else.

2.       Participation in exchange; number of shares subject to new options; expiration date.

Subject to the terms and conditions of this Offer, we will accept for exchange eligible options to purchase shares of our common stock granted under the 2004 Plan on (x) April 29, 2010, (y) June 1, 2010 or (z) July 1, 2010, that are outstanding as of the expiration of the Offer, held by eligible service providers, and properly elected to be exchanged (and have not been validly withdrawn) on or before the expiration date. In order to be eligible, options must be outstanding and unexercised as of the expiration date. For example, if a particular option expires after the beginning of the offering period, but before the expiration date, that particular option grant is not eligible for exchange.

To help you recall your outstanding eligible options, we will provide you with a summary of your outstanding stock options granted under the 2004 Plan on (x) April 29, 2010, (y) June 1, 2010 or (z) July 1, 2010.

Participation in this Offer is completely voluntary. You may pick and choose which of your eligible option grants you wish to exchange. If you hold more than one eligible option grant, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible options. However, if you elect to participate in this Offer, you must exchange the entire outstanding and unexercised portion of any particular eligible option grant that you choose to exchange, including any eligible options which are legally, but not beneficially, owned by you. You may not elect to exchange only a portion of any particular eligible option grant. Instead, if you participate in the Offer, you must accept the Offer with respect to all of the shares of our common stock subject to each particular eligible option grant. We are not accepting partial tenders of any option grants. However, you may elect to exchange the remaining portion of any eligible option grant that you have already partially exercised.

For example and except as otherwise described below, if you hold (i) an eligible option grant to purchase 1,000 shares of our common stock, 700 of which you have already exercised, (ii) an eligible option grant to purchase 1,000 shares of our common stock and (iii) an eligible option grant to purchase 2,000 shares of our common stock, you may elect to exchange:

•	The first eligible option grant, covering the entire remaining 300 shares of our common stock,
•	The second eligible option grant, covering 1,000 shares of our common stock,
•	The third eligible option grant, covering 2,000 shares of our common stock,
•	One, two or all three of your three eligible option grants, or
•	None of your eligible option grants.

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 These are your only choices in the above example. You may not elect, for example, to exchange your first eligible option grant with respect to only 150 shares of our common stock (or any other partial amount) under that eligible option grant or less than all of the shares of our common stock under the second or third eligible option grants.

If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as a result of the end of a marriage) and a person who is not an eligible service provider beneficially owns a portion of that eligible option grant, then in order to participate in the Offer with respect to such eligible option grant, you must accept this Offer with respect to the entire remaining outstanding portion of the eligible option grant, including the portion beneficially owned by the other person. As described in the prior paragraph, we are not accepting partial tenders of an eligible option grant, so you may not accept this Offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the eligible option grant, Socket Mobile will respect an election properly made by you, but will not be responsible to you or the beneficial owner of the eligible option grant for any errors made by you with respect to such eligible option grant.

For example, if you are an eligible service provider and you hold an eligible option grant covering 3,000 shares of our common stock that is subject to a domestic relations order, one-third (1/3) of which is beneficially owned by your former spouse (that is, the portion covering 1,000 shares of our common stock), and you have exercised 600 of the remaining 2,000 shares of our common stock subject to the eligible option grant not beneficially owned by your former spouse, then you may elect to exchange the outstanding portion of your eligible option grant covering 2,400 shares of our common stock, including the portion covering the 1,000 shares of our common stock beneficially owned by your former spouse, or you may elect not to participate in the Offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant.

New options

Subject to the terms of this Offer and upon our acceptance of your properly tendered options, each exchanged option to purchase one share of our common stock will be cancelled and you will be granted a new option to purchase one share of our common stock. As a technical matter, and purely for purposes of complying with applicable tax regulations in order to avoid incurring additional taxation to you, if your tendered eligible option that we have accepted for exchange is “in-the-money” (meaning our stock price is greater than the exercise price of the option) as of the cancellation date, then immediately prior to the cancellation and exchange of the option, it’s exercise price per share automatically will be increased to the fair market value of a share of our common stock on that date.

Example. For illustrative purposes only, assume that you are an eligible service provider and that you hold an eligible option grant covering 3,000 shares of our common stock. If you exchange this eligible option grant under the Offer, then on the new option grant date, you will receive a new option grant covering 3,000 shares of our common stock with a new exercise price per share equal to the closing sales price of a share of our common stock on the new option grant date.

Any new options granted to you will be subject to the terms and conditions of our 2004 Plan and a new option agreement to be entered into between you and Socket Mobile. The 2004 Plan and form of new option agreement under the 2004 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov.

The expiration date for this Offer will be 9:00 p.m., Pacific Time, on August 30, 2019, unless we extend the Offer. We may, in our discretion, extend the Offer, in which event “expiration date” will refer to the latest time and date at which the extended Offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the Offer.

3.       Purpose of the Offer.

Equity awards have been, and continue to be, a key part of our incentive compensation and retention programs and are designed to motivate and reward our service providers’ efforts. We believe that to develop and market competitive products, we need to maintain competitive compensation and incentive programs.

The eligible options, which are held by valued service providers, are nearing the end of their term. As of July 30, 2019, these options currently are “underwater.” The closing price of a share of our common stock on July 30, 2019 was $2.70. The per share exercise prices of the eligible options range from $2.74 to $3.16.

Importantly, if eligible service providers otherwise want to exercise before the eligible options expire, whether because the eligible options do have value before they expire (that is, they come back “in-the-money”) or otherwise, it raises a significant concern that the exercise of these eligible options and subsequent sale of even a relatively small portion of the purchased shares could cause unnatural fluctuations in our stock price, due to the high volume of shares that likely would be sold into the market as a result.

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Offering to exchange the eligible options for new options with a new 10-year term, a new 4-year vesting schedule, and the ability to exercise vested options through the expiration of the new term will relieve the pressure to exercise the eligible options before they expire. In fact, due to the new 4-year vesting schedule, the exercise of new options granted in exchange would necessarily be spread out over at least 4 years. This would remove the pressure that a flood of exercises before a 2020 expiration could cause on our stock price and float.

In addition, whether the eligible options are exercised or expire by their terms, they will no longer provide the strong retention and incentive benefits we need from our equity compensation program. Additionally, the eligible options are currently “underwater,” which adds to our concerns regarding their impact on retention and incentives. As a result, to the extent that the eligible options expire before benefits can be realized, or that unusually high trading activity depresses returns on the exercise of these eligible options and/or the sale of the shares purchased under the eligible options, we believe there is high risk that the objectives of equity program to retain and motivate service providers and aligning their interests with those of our stockholders will not be achieved. Socket Mobile needs to retain and motivate its service providers, and reinvigorating the retention and incentive value of these eligible options through this Offer is a key step toward that.

We believe that this Offer is in the best interests of our stockholders and our service providers. We believe this Offer is an important component in our strategy to align the interests of our service providers and stockholders because it will permit us to:

•	Minimize risk of destabilization of our stock price as a result of a high volume of option-related sales. If the eligible options become “in-the-money” (meaning our stock price is greater than the exercise price of the options) before they expire in 2020, then the eligible service providers likely would be put in the position of having to exercise their eligible options in order to avoid allowing those eligible options to expire without any benefit to them. Socket Mobile’s trading volume has historically tended to be fairly low. The average daily trading volume in our stock over the last thirty trading days ending on July 30, 2019 was approximately 13,726 shares. There are a total of 384,064 shares subject to outstanding and unexercised eligible options as of that same date. As a result, if even a small portion of the eligible options were exercised and the shares sold, it could introduce unusually high trading volume in our stock, causing destabilization and unnatural fluctuations in our stock price. Providing new options that are subject to a 4-year vesting schedule, a new 10-year term, and the ability to exercise vested options through the expiration of the new term effectively spreads out the exercise period for the eligible options, ameliorating these risks. In fact, due to the new 4-year vesting schedule, the exercise of new options granted in exchange would necessarily be spread out over at least 4 years. Spreading out the exercise period for the eligible options, along with reinvigorating the retention and incentive value of the eligible options to our service providers, is the primary purpose of this Offer.
•	Provide effective incentives for the service providers who participate in this Offer. Issuing new stock options which may have lower exercise prices and that are subject to a new vesting period to eligible service providers encourages them to remain with us and work to increase stockholder value. Providing effective incentives to our service providers is a key purpose of this Offer, and we believe this Offer will enable us to enhance long-term stockholder value by aligning the interests of our service providers more fully with the interests of our stockholders.
•	Reduce the pressure to grant additional or alternative equity awards to achieve the goals that our equity incentive program is intended to accomplish. If we do not conduct this Offer in which the expiring eligible options with low incentive values may be exchanged for new higher incentive value options, we could be compelled to grant alternative equity awards such as additional options or restricted stock awards to our service providers at current market prices in order to provide them with renewed incentive value. Any such additional grants would increase our overhang as well as our compensation expense. This Offer, on the other hand, is a one-for-one exchange that accomplishes the retention and alignment goals of our equity incentive program without increasing the number of stock option grants outstanding.

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Except as otherwise disclosed in this Offer or in our SEC filings, we presently have no plans, proposals or active negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation involving Socket Mobile;
•	Any purchase, sale or transfer of a material amount of our assets;
•	Any material change in our present dividend policy, or our indebtedness or capitalization;
•	Any change in our present board of directors or management, including without limitation any proposals or change in the number or term of directors or filling any existing board vacancies, except that we will be seeking to fill the board vacancy created by the resignation of Nelson Chan on July 25, 2019, or any change in any executive officer’s material terms of employment;
•	Any other material change in our corporate structure or business;
•	Our common stock being delisted from Nasdaq or not being authorized for quotation in an automated quotation system operated by a national securities association;
•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
•	The acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or
•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors nor executive officers makes any recommendation as to whether you should accept this Offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer and consult your own investment and tax advisers. You must make your own decision about whether to participate in this Offer.

4.       Procedures for electing to exchange options.

Proper election to exchange options

Participation in the Offer is voluntary. If you are an eligible service provider, at the start of the Offer you will have received an email from Kevin J. Mills, President and Chief Executive Officer, dated August 5, 2019, announcing the Offer. If you want to participate in the Offer, you must complete the election process via the method outlined below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 30, 2019. If you do not want to participate, then no action is necessary.

1.	Print and properly complete, sign and date the election form attached to the email from Kevin J. Mills, President and Chief Executive Officer, dated August 5, 2019, announcing the Offer.
2.	Fax or hand deliver the properly completed election form to:

Attn: Lynn Zhao

Socket Mobile, Inc.

39700 Eureka Drive
Newark, California 94560

Fax: (510) 933-3030

We must receive your properly completed and submitted election form by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on August 30, 2019. An election form has been provided to you with this Offer to Exchange. To obtain another copy of the election form, please contact our Chief Financial Officer, Ms. Zhao, by email at lynn@socketmobile.com or by phone at (510) 933-3016.

Your delivery of all documents regarding the Offer, including election forms, is at your risk. Only election forms that are properly completed and actually received by us by the deadline by fax or hand delivery will be accepted. Responses submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

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If you elect to exchange any eligible option grant in this Offer, you must elect to exchange all eligible options subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants.

We may extend this Offer. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date. Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on August 30, 2019, unless the offering period is extended past that time, in which case your election will become irrevocable after the new expiration date. Due to certain requirements under U.S. securities laws, an exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on September 30, 2019 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter but prior to our acceptance.

You may change your mind after you have submitted an election form and withdraw from the Offer at any time on or before the expiration date, as described in Section 5 below. You may change your mind as many times as you wish, but you will be bound by the properly submitted election form we receive last on or before the expiration date. You also may change your mind about which of your eligible option grants you wish to have exchanged. If you wish to include more or fewer eligible option grants in your election, you must complete and submit a new election form on or before the expiration date by following the procedures described in Section 5 below. This new election form must be properly completed, signed and dated after any prior election forms you have submitted and must list all eligible option grants you wish to exchange. Any prior election form will be disregarded. If you wish to withdraw some or all of the eligible option grants you elected for exchange, you may do so at any time on or before the expiration date by following the procedures described in Section 5 below.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine it is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all properly tendered eligible option grants promptly after the expiration of this Offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this Offer, we will be deemed to have accepted eligible options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be August 30, 2019.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of the documents you submit to accept the Offer for any of your eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this Offer. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular option or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any such notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of your eligible options for exchange will constitute a binding agreement between Socket Mobile and you upon the terms and subject to the conditions of this Offer.

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5.       Withdrawal rights and change of election.

You may change an election you previously made with respect to some or all of your eligible options, including an election to withdraw all of your eligible options from this Offer, only in accordance with the provisions of this section. You may change your mind after you have submitted an election form and withdraw some or all of your elected eligible options from the Offer at any time before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on August 30, 2019. If we extend the expiration date, you may change or withdraw your election of tendered options at any time until the extended Offer expires. In addition, although we intend to accept all validly tendered eligible options promptly after the expiration of this Offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 9:00 p.m., Pacific Time, on September 30, 2019 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter up to such time as Socket Mobile does accept your properly tendered options.

To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from this Offer, you must deliver a valid new election form indicating only the eligible option grants you wish to exchange in the Offer or a valid new election form indicating that you reject the Offer with respect to all of your eligible options, by completing the election process via the method outlined below on or before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on August 30, 2019.

Proper election changes and withdrawals

1.	Print and properly complete, sign and date the election form attached to the email from Kevin J. Mills, President and Chief Executive Officer, dated August 5, 2019, announcing the Offer.
2.	Fax or hand deliver the properly completed election form to:

Attn: Lynn Zhao

Socket Mobile, Inc.

39700 Eureka Drive
Newark, California 94560

Fax: (510) 933-3030

Your delivery of all documents regarding the Offer, including election forms, is at your risk. Only election forms that are properly completed and actually received by us by the deadline by fax or hand delivery will be accepted. Responses submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

You may change your mind as many times as you wish, but you will be bound by the properly submitted election form we receive last on or before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on August 30, 2019. An election form has been provided to you with this Offer to Exchange. To obtain another copy of the election form, please contact Ms. Zhao by email at lynn@socketmobile.com or by phone at (510) 933-3016.

If you change your election to withdraw some or all of your eligible option grants, you may elect later to exchange the withdrawn eligible option grants again at any time on or before the expiration of the Offer. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the Offer, unless you subsequently properly elect to exchange such eligible option grants on or before the expiration of the Offer. To reelect to exchange some or all of your eligible option grants, you must submit a new election form to Socket Mobile on or before the expiration of the Offer by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed and dated after your previously submitted election form and must list all eligible option grants you wish to exchange. Upon our receipt of your properly completed, signed and dated election form, any prior election form will be disregarded in its entirety and will be considered replaced in full by the new election form. Each time you make an election, please be sure to make an election with respect to each of your eligible option grants.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

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6.       Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this Offer and promptly following the expiration of this Offer, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration of this Offer. Once the eligible options are cancelled, you no longer will have any rights with respect to those eligible options. In addition, as discussed in Sections 9 and 14 of this Offer to Exchange, regardless of whether those eligible options were incentive stock options or nonstatutory stock options for tax purposes, all new options granted to you will be (i) incentive stock options to the maximum extent permitted by law if you are an employee as of the new option grant date or (ii) nonstatutory stock options if you are a non-employee director or consultant as of the new option grant date. Subject to the terms and conditions of this Offer, if your eligible options are properly tendered by you for exchange and accepted by us, these eligible options will be cancelled on the cancellation date, which we anticipate to be August 30, 2019, following the expiration of the Offer.

For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the expiration of the Offer and the cancellation date. Promptly following the expiration date and cancellation date, we will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the Offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept, promptly after the expiration of this Offer, all properly tendered options that are not validly withdrawn.

We will grant the new options on the new option grant date, which is the same calendar day as the cancellation date, following the expiration of the Offer. We expect the new option grant date to be August 30, 2019. All new options granted to you will be granted under our 2004 Plan and will be subject to a new option agreement between you and Socket Mobile. The number of new options you will receive in exchange for your eligible options will cover the same number of shares of our common stock as the number of shares subject to the exchanged options. Shortly after the new option grant date, you will receive your new option agreement in the same manner as Socket Mobile provides any Socket Mobile options in the normal course. You should follow the same procedures that ordinarily apply to any Socket Mobile options granted to you in the normal course. Your new options will become exercisable if and when your new options vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange and options that have not been tendered for exchange or for which we have not received an election form by the deadline will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, current vesting schedule, current term, and all of the other terms and conditions as set forth in the relevant option agreement related to such eligible options.

7.       Conditions of the Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any options tendered for exchange, and we may terminate the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e 4(f)(5) under the Exchange Act, if at any time on or after the date this Offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner, to the Offer;
•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us);
•	There will have occurred:
o	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over the-counter market in the United States,
o	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

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o	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,
o	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of this Offer,
o	the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this Offer, or
o	if any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer;
•	A tender or exchange offer, other than this Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:
o	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this Offer,
o	any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or
o	any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this Offer or with such acceptance for exchange of eligible options;
•	There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer, other than as contemplated as of the commencement date of this Offer (as described in Section 12 of this Offer to Exchange);
•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;
•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us); or
•	Any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Socket Mobile that have resulted, or may result in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us).

If any of the above events occur, we may:

•	Terminate this Offer and promptly return all tendered eligible options to tendering holders;
•	Complete and/or extend this Offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended Offer expires;
•	Amend the terms of this Offer; or
•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this Offer is open, complete this Offer.

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The conditions to this Offer are for our benefit. We may assert them in our discretion before the expiration date regardless of the circumstances giving rise to them. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Any such waiver will apply to all eligible service providers in a uniform and nondiscretionary manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.       Price range of shares underlying the options.

The Socket Mobile common stock that underlies your options is traded on the Nasdaq Capital Market under the symbol “SCKT.” The following table shows, for the periods indicated, the high and low sales price per share of our common stock as reported by the Nasdaq Capital Market.

	High	Low
Fiscal Year Ending December 31, 2019
Third Quarter (through July 30, 2019)	$ 2.80	$ 2.10
Second Quarter	$ 2.58	$ 1.85
First Quarter	$ 2.20	$ 1.46
Fiscal Year Ended December 31, 2018
Fourth Quarter	$ 2.44	$ 1.35
Third Quarter	$ 2.57	$ 1.70
Second Quarter	$ 3.49	$ 2.31
First Quarter	$ 4.16	$ 2.92
Fiscal Year Ended December 31, 2017
Fourth Quarter	$ 4.19	$ 3.26
Third Quarter	$ 4.59	$ 3.60
Second Quarter	$ 4.50	$ 3.50
First Quarter	$ 4.90	$ 3.60

On July 30, 2019, the last reported closing sales price of our common stock, as reported by the Nasdaq Capital Market, was $2.70 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this Offer.

9.       Source and amount of consideration; terms of new options.

Consideration

We will issue new options in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. Subject to the terms and conditions of this Offer, upon our acceptance of your properly tendered eligible options, you will be entitled to receive new options covering the same number of shares of our common stock as the number of shares subject to the exchanged options. New options will be unvested as of the new option grant date and will be subject to a new vesting schedule as described below under “Vesting and Exercisability.”

If we receive and accept tenders from eligible service providers of all options eligible to be tendered, subject to the terms and conditions of this Offer, options to purchase 384,064 shares would be surrendered and cancelled, while new options covering 384,064 shares of our common stock, or approximately 6.4% of the total shares of our common stock outstanding as of July 30, 2019, would be issued.

General terms of new options

All new options to be granted to you will be granted under, and subject to, the terms and conditions of our 2004 Plan and an option agreement between you and Socket Mobile thereunder. The new options will have a different exercise price, maximum term, and vesting schedule. All new options will have an exercise price per share equal to the closing sales price of a share of our common stock on Nasdaq on the new option grant date, which is expected to be August 30, 2019. New options will be entirely unvested as of the new option grant date and will be subject to a new vesting schedule, even though your exchanged options were fully vested, as described below under “Vesting and exercisability.”

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Regardless of whether the corresponding eligible options cancelled in the Offer were incentive stock options or nonstatutory stock options for tax purposes, all new options granted to participants who are our employees as of the new option grant date will be incentive stock options to the maximum extent permitted by law, and all new options granted to participants who are our non-employee directors or consultants as of the new option grant date will be nonstatutory stock options.

The maximum term of the new option grant will be 10 years from the new option grant date. Once vested, the new options will remain exercisable for the full 10-year term of the option unless terminated earlier under the dissolution, liquidation or change in control provisions of the 2004 Plan.

All other terms and conditions of the new options will be the same as the terms and conditions of the eligible options that you tendered for exchange.

The following description summarizes the material terms of our 2004 Plan. Our statements in this Offer to Exchange concerning the 2004 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2004 Plan, and the form of option agreement for grants made under the 2004 Plan. The 2004 Plan and form of option agreement thereunder are incorporated by reference as exhibits to the Schedule TO with which this Offer has been filed and are available on the SEC website at www.sec.gov. Please contact us at Socket Mobile, Inc., 39700 Eureka Drive, Newark, California 94560, Attention: Lynn Zhao (telephone: (510) 933-3016), to receive a copy of the 2004 Plan, and the relevant form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

2004 Plan

Our 2004 Plan permits the grant of incentive stock options, nonstatutory stock options, restricted stock, stock appreciation rights, performance units and performance shares to our employees (including executive officers), directors and consultants. As of July 30, 2019, the maximum number of shares of our common stock (i) subject to options currently outstanding under the 2004 Plan was approximately 2,457,699 shares, (ii) subject to restricted stock units outstanding under the 2004 Plan was approximately 124,285 shares, and (iii) available for future issuance under the 2004 Plan was approximately 144,167 shares. The 2004 Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of the 2004 Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule. The exercise price of an option granted under the 2004 Plan generally is determined by the administrator; provided, however, that the exercise price of an option shall in no event be less than 100% of the fair market value of a share of our common stock on the date of grant. The vesting applicable to an option granted under the 2004 Plan generally is determined by the administrator in accordance with the terms of the 2004 Plan. Options granted under the 2004 Plan generally have a maximum term of 10 years after the date of grant. For purposes of this Offer, new options granted pursuant to the terms and conditions of the Offer will have a maximum term of 10 years after the date of grant.

Exercise price

The exercise price of an option granted under the 2004 Plan generally is determined by the administrator; provided, however, that the exercise price of an option generally may not be less than 100% of the fair market value of a share of our common stock on the date of grant. For purposes of this Offer, new options will have a per share exercise price equal to 100% of the fair market value of a share of our common stock on the date of grant, which will be the closing sales price of a share of our common stock on Nasdaq on the new option grant date. The new option grant date is expected to be August 30, 2019.

Vesting and Exercisability

The vesting applicable to an option granted under the 2004 Plan generally is determined by the administrator in accordance with the terms of the 2004 Plan. The new options will be unvested as of the new option grant date and will be subject to a new vesting schedule. Each new option will be unexercisable while it remains unvested, regardless of whether the exchanged option was early exercisable. Each new option will be scheduled to vest as to 1/48th of the underlying shares each month after the new option grant date on the same day of the month as the new option grant date (and if there is no corresponding day, on the last day of the month), in each case subject to your remaining a “Service Provider” (as defined in the 2004 Plan, and generally meaning and referred to in this Offer to Exchange as continued service with us (or any Socket Mobile parent or subsidiary)) through the applicable vesting dates. This is the vesting schedule Socket Mobile typically applies to its annual refresh stock option grants.

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If your exchanged option was subject to any accelerated vesting upon certain qualifying terminations of employment or other specified events, such as a change in control of Socket Mobile, pursuant to an option agreement or other written agreement between you and Socket Mobile, then the corresponding new option also will be subject to such accelerated vesting to the same extent that the eligible option grant was immediately before being cancelled in the Offer.

The maximum term of the new option grant will be 10 years from the new option grant date. Once vested, the new options will remain exercisable for the full 10-year term of the option unless terminated earlier under the dissolution, liquidation or change in control provisions of the 2004 Plan.

In all cases described above, vesting is subject to your continued service to us through each vesting date. Your participation in this Offer and the receipt of new options does not provide any guarantee or promise of continued service with us.

Example

For illustrative purposes only, assume that you are an eligible service provider and that you exchange in the Offer an eligible option grant to purchase 4,800 shares of our common stock. There are no specific accelerated vesting terms that apply to your eligible option grant. Assume also that the Offer expires and new options are granted on August 30, 2019, and that your eligible option grant was fully vested prior to the cancellation date. Under the terms of the Offer, the new option grant will cover 4,800 shares, be entirely unvested upon the new option grant date, have a new exercise price, and have a vesting commencement date of August 30, 2019.

The new option grant will be scheduled to vest as to 100 shares on each monthly anniversary of the new option grant date, subject to your continued service to us (or any Socket Mobile parent or subsidiary) through each vesting date.

Scheduled Vesting Date	Number of Shares of our Common Stock Subject to New Option Grant
The 30th day (or for February, the last day) of each month thereafter over a total of 48 months	100 shares on each such scheduled vesting date

Adjustments upon certain events

Events occurring before the new option grant date

Although we are not anticipating any merger or acquisition of Socket Mobile, if prior to the expiration of the Offer, we merge or consolidate with or are acquired by another entity, you may choose to change your election or withdraw any options which you tendered for exchange, and your options will be treated in accordance with the 2004 Plan and your option agreement. Further, if we are acquired prior to the expiration of the Offer, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and the 2004 Plan, and you will receive no new options in exchange for them. If we are acquired prior to the expiration of the Offer but we (or the successor entity) do not withdraw the Offer, then we (or the successor entity) will notify you of any material changes to the terms of the Offer or the new options, including any adjustments to the exercise price and number and type of shares that will be subject to the new options.

Under such circumstances, the type of security and the number of shares covered by your new options and the new options’ exercise price would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquirer’s common stock than the number of shares of our common stock subject to the eligible options that you tendered for exchange or than the number of shares of our common stock that would have been subject to the new options and greater or lesser per share exercise price of your new options, had no acquisition occurred.

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If another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this Offer. Termination of your employment for this or any other reason before the new option grant date (which is the same calendar day as the expiration date) means that the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

Events occurring after the new option grant date

If we are acquired after your exchanged options have been accepted, cancelled, and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms and conditions of our 2004 Plan, the option agreement between you and Socket Mobile thereunder, and any applicable agreement between you and Socket Mobile. If we merge or consolidate with or are acquired by another entity, the transaction could result in a reduction in our workforce. If such termination of employment or other service occurs shortly after the expiration date, then you may hold new options that are entirely unvested, and all unvested new options will expire on such termination date, assuming they have not otherwise accelerated in connection with the acquisition pursuant to the terms of the 2004 Plan or an agreement between you and Socket Mobile. If your employment or other service with us or any then-existing parent or subsidiary of ours terminates before part or all of your new options vest, you will not receive any value from the unvested part of your new options. If this termination of your employment or other service occurs shortly after the new option grant date and before you vest in any of your new options, you will forfeit your rights to your unvested new options as of the date of your termination of employment or other service and you will not receive any value from those new options.

In the event that any dividend or other distribution (whether in the form of cash, shares of our common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our common stock or other securities of Socket Mobile, or other change in our corporate structure affecting the shares of our common stock occurs, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2004 Plan, may (in its sole discretion) adjust the number and class of shares that may be delivered under the 2004 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits of the 2004 Plan.

If we liquidate or dissolve, to the extent not previously exercised or settled, your outstanding options will terminate immediately before the consummation of the dissolution or liquidation. The administrator will notify award holders as soon as practicable prior to the effective date of such proposed liquidation or dissolution.

Our 2004 Plan provides that in the event of a merger or change in control of Socket Mobile as described in the 2004 Plan, each outstanding award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation does not assume or substitute for an award, the holder of such award will fully vest in and have the right to exercise such outstanding options or stock appreciation rights, including shares as to which such award otherwise would not be vested or exercisable, or with respect to restricted stock, all restrictions will lapse, and, with respect to performance units and performance shares, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change in control of Socket Mobile, the administrator will notify the holder of such option or stock appreciation right in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period. Awards granted under the 2004 Plan may be subject to other terms set forth in a written agreement between the award holder and Socket Mobile governing the terms of such awards in the event of a merger or other corporate transaction of Socket Mobile, as described in such agreement.

Transferability of options

Unless determined otherwise by the 2004 Plan’s administrator, an option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the holder of such option, only by such holder. If the administrator makes an option transferable, such option will contain such additional terms and conditions as the administrator deems appropriate.

Registration of shares underlying new options

All of the shares of Socket Mobile common stock issuable upon exercise of new options have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Socket Mobile for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

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Tax consequences

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and exchanged options, as well as the consequences of accepting or rejecting this Offer.

We strongly recommend that you consult with your own advisers to discuss the consequences to you of this transaction.

10.       Information concerning Socket Mobile.

Our principal executive offices are located at 39700 Eureka Drive, Newark, CA 94560, and our telephone number is (510) 933-3000. Questions regarding this option exchange should be directed to Lynn Zhao, Chief Financial Officer, at (510) 933-3016, or David Dunlap, Director, at (510) ___-___.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications.

The financial information, including financial statements and the notes thereto, included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2018, and our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2019 are incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.       Interests of executive officers and directors; transactions and arrangements concerning the options.

A list of our executive officers and members of our board of directors as of July 30, 2019 is attached to this Offer to Exchange as Schedule A. Our executive officers and directors may participate in this Offer. As of July 30, 2019, our executive officers (4 persons) as a group held options unexercised and outstanding under our 2004 Plan to purchase a total of 733,047 shares of our common stock, which represented approximately 29.83% of the shares subject to all options outstanding under our 2004 Plan as of that date. As of July 30, 2019, non-employee members of our board of directors (4 persons) as a group held options unexercised and outstanding under our 2004 Plan to purchase a total of 453,310 shares of our common stock, which represented approximately 18.44% of the shares subject to all options outstanding under our 2004 Plan as of that date.

The following table sets forth the beneficial ownership of each of our executive officers and directors of options granted under our 2004 Plan that are outstanding as of July 30, 2019. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under our 2004 Plan, which was 2,457,699 shares as of July 30, 2019.

Name	Position	Number of shares covered by outstanding options granted under our equity plans	Percentage of total outstanding options under our equity plans
Kevin J. Mills	President, Chief Executive Officer and Director	298,649	12.15%
Leonard L. Ott	Vice President of Engineering and Chief Technical Officer	168,812	6.87%
Lee A. Baillif	Vice President of Customer Experience and Quality Systems	174,154	7.09%
Lynn Zhao	Vice President of Finance and Administration, Chief Financial Officer and Director	91,432	3.72%
Charlie Bass	Director and Chairman of the Board	255,750	10.41%
Bill Parnell	Director	21,000	0.85%
Brenton MacDonald	Director	28,000	1.14%
David W. Dunlap	Director	148,560	6.04%

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Neither we nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock, or in transactions involving our common stock during the 60 days before and including July 30, 2019.

Except as otherwise described in this Offer or in our filings with the SEC, other than outstanding options to purchase common stock and restricted stock units granted from time to time pursuant to our 2004 Plan, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

12.       Status of options acquired by us in the Offer; accounting consequences of the Offer.

Exchanged options that we acquire through the Offer will be cancelled and, to the extent they were granted under the 2004 Plan, the shares of our common stock subject to those options will be returned to the pool of shares of our common stock available for grants of awards under the 2004 Plan, including any new options granted under the Offer. To the extent shares returning to the 2004 Plan are not fully reserved for issuance upon receipt of the new options to be granted in connection with the Offer, the shares will be available for issuance pursuant to future equity awards to employees and other eligible 2004 Plan participants without further stockholder action, except as required by applicable law or the rules of Nasdaq or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

We have adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“Topic 718”). Under Topic 718, the Offer with respect to all eligible options is considered a modification of those options exchanged and as a result we may be required to recognize incremental compensation expense, if any, resulting from the new options granted in the Offer. The incremental compensation will be measured as the excess, if any, of the fair value of each new option granted to eligible service providers in exchange for the exchanged eligible options, measured as of the date the new options are granted, over the fair value of the eligible options exchanged for the new options, measured immediately prior to the exchange. This incremental compensation expense will be recognized over the remaining requisite service period of the new options. In the event that any of the new options are forfeited prior to their vesting due to termination of employment or other service, any incremental compensation expense of the forfeited new options will not be recognized.

13.       Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approvals or notice filings or other actions be required, we presently contemplate that we will seek such approvals, make such filings or take such other actions. However, we cannot assure you that we will seek such approvals, make such filings or take such other actions or that any such approvals, filings or other actions, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approvals, to make such filings or take any other actions would result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new options or required to obtain a license or regulatory permit or make any other filing before granting new options on the new option grant date, we will not grant any new options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the new option grant date, we will not grant any new options, and you will not receive any other benefit for the options you tendered.

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14.       Material income tax consequences.

Material U.S. federal income tax consequences

The following is a general summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to the Offer for those eligible service providers subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code (the “Code”), its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each eligible service provider will depend upon his or her individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

We recommend that you consult your own tax adviser with respect to the U.S. federal, state, and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

New options

Eligible service providers whose outstanding eligible options are exchanged for new options under the Offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

Regardless of whether the corresponding eligible options cancelled in the Offer were incentive stock options or nonstatutory stock options for tax purposes, all new options granted to participants who are our employees as of the new option grant date will be incentive stock options to the maximum extent permitted by law, and all new options granted to participants who are our non-employee directors or consultants as of the new option grant date will be nonstatutory stock options.

If you are an employee, please note that the Code limits the annual benefit a single person may receive from incentive stock options, preventing more than $100,000 worth of incentive stock options from becoming exercisable for the first time in any one calendar year. For purposes of this $100,000 limit, the fair market value of the shares subject to each such option is determined as of the grant date of the option. To the extent more than $100,000 of options granted to a single individual as incentive stock options first become exercisable in any calendar year, the portions of these options in excess of $100,000 are treated as nonstatutory stock options for U.S. tax purposes.

The Internal Revenue Service treats the new options as new option grants, so any portions of the new options that first become exercisable in that year counts toward the limit, based on the fair market value of a share of our common stock on the new option grant date. Therefore, the portion of your incentive stock options that you currently possess that is exercisable for the first time in 2019 plus any new options that are first exercisable in 2019 both will be counted in determining the portions of your incentive stock options that exceed the $100,000 limit. As a result, if these facts apply to you, your new options will be incentive stock options only to the extent you do not exceed the $100,000 limit; any excess portions of your new options will be treated as nonstatutory stock options.

Eligible service providers who do not participate in the Offer

Under the U.S. tax rules governing incentive stock options, if an offer to modify an incentive stock option remains outstanding for 30 or more calendar days, then the incentive stock option is deemed modified regardless of whether you participate in the offer. If this Offer is extended and remains open for at least 30 calendar days, eligible options that are incentive stock options held by U.S. employees who do not participate in this Offer will be considered to have been modified. In such event, the commencement date of the Offer (August 5, 2019) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the eligible options that are incentive stock options. Accordingly, in order to receive favorable tax treatment with respect to any such incentive stock option that is, as of the modification date, “underwater” (meaning the exercise price of such option is greater than our then-current stock price) or “at-the-money” (meaning the exercise price of such option is equal to our then-current stock price), you would be required not to dispose of any shares of our common stock acquired with respect to the incentive stock option until the passage of more than two years from the date this Offer commenced (August 5, 2019) (i.e., the date of the deemed modification) and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. Further, if, as of the modification date, you are no longer an employee or your eligible option is “in-the-money” (meaning our stock price is greater than the exercise price of the options) as of the modification date, such eligible option will immediately cease to be an incentive stock option and instead be deemed a nonstatutory stock option. For more detailed information, please see the information below.

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Incentive stock options

Under current U.S. tax law, an option holder generally will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, the exercise of an incentive stock option may affect an option holder’s alternative minimum taxable income. Upon exercise of an incentive stock option, the option holder will be required to include the amount equal to the excess of the fair market value of the exercised shares on the date of exercise over the exercise price as an adjustment item in the determination of any alternative minimum tax. However, if the option holder disposes of the exercised shares in the same calendar year as the date of exercise of the incentive stock option, then no adjustment will be made in determining such alternative minimum tax. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted; and
•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be treated as ordinary income to the option holder at the time of the disposition. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether the option holder has held the shares for more than one year.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of ordinary income taxable to the option holder.

Nonstatutory stock options

Under current U.S. tax law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the nonstatutory stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise generally will be compensation income taxable to the option holder.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the exercised shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time the option holder recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If the option holder was an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

We recommend that you consult your tax adviser with respect to the U.S. federal, state, and local tax consequences of participating in the Offer.

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15.       Extension of Offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this Offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e 4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer. As a reminder, if a particular option grant expires after the beginning of the offering period, but before the cancellation date, that particular option grant is not eligible for exchange. Therefore, if we extend the Offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the Offer expires after such originally scheduled expiration date, but before the actual expiration date under the extended Offer, that option would not be eligible for exchange.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this Offer or the consideration being offered by us for the eligible options in this Offer, the Offer will remain open for at least 10 U.S. business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offering period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.       Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this Offer.

17.       Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2018, filed with the SEC on March 28, 2019;
•	Our definitive Proxy Statement on Schedule 14A for our 2019 annual meeting of stockholders, filed with the SEC on March 28, 2019;

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•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2019, filed with the SEC on May 10, 2019;
•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 11, 2000, including any amendment or report filed for the purpose of updating such description;
•	The information contained in our Current Reports on Form 8-K filed with the SEC on January 18, 2019, May 21, 2019, May 24, 2019 and July 25, 2019, except to the extent that information therein is furnished and not filed with the SEC.

Our SEC filings also are available to the public on the SEC’s website at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to Lynn Zhao, Chief Financial Officer, Socket Mobile, Inc., 39700 Eureka Drive, Newark, CA 94560 or telephoning Ms. Zhao at (510) 933-3030.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Offer.

18.       Financial statements.

The financial information, including financial statements and the notes thereto, included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2018, and our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2019, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our Annual Report on Form 10-K for our fiscal year ended December 31, 2018, and from our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2019. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

We had a book value per share of $2.09 on March 31, 2019 (book value is calculated as total stockholders’ equity as of March 31, 2019, divided by the number of outstanding shares of our common stock on that date).

19.       Miscellaneous.

We are not aware of any jurisdiction in which the Offer is made where the making of the Offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the Offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the Offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange and in the related Offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Socket Mobile, Inc.

August 5, 2019

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SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF SOCKET MOBILE, INC.

The executive officers and directors of Socket Mobile, Inc. as of July 30, 2019, are set forth in the following table:

Name	Position
Kevin J. Mills	President, Chief Executive Officer and Director
Leonard L. Ott	Vice President of Engineering and Chief Technical Officer
Lee A. Baillif	Vice President of Customer Experience and Quality Systems
Lynn Zhao	Vice President of Finance and Administration, Chief Financial Officer and Director
Charlie Bass	Director and Chairman of the Board
Bill Parnell	Director
Brenton MacDonald	Director
David W. Dunlap	Director

The address of each executive officer and director is: Socket Mobile, Inc., 39700 Eureka Drive, Newark, CA 94560. Our executive officers and directors are eligible to participate in this Offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF SOCKET MOBILE, INC.

The following selected financial data should be read in conjunction with our audited financial statements and the related notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and our unaudited financial statements and the related notes thereto included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, all of which are incorporated herein by reference. Our summary statements of operations data for the fiscal years ended December 31, 2018 and 2017, and the selected balance sheet data as of December 31, 2018 are derived from our audited financial statements incorporated by reference in this document. The summary statements of operations data for the three months ended March 31, 2019 and 2018, and the selected balance sheet data as of March 31, 2019 are derived from our unaudited interim condensed financial statements incorporated by reference in this document.

	Three Months Ended March 31,		Years Ended December 31,
	2019	2018	2018	2017
(in thousands except for share data)
Statements of Operations Data:
Product sales, net	$ 4,629	$ 3,981	$ 16,454	$ 21,286

Costs and operating expenses:
Cost of product sales	2,229	1,917	7,998	9,896
Research and development	894	946	3,640	3,474
Selling, general and administrative	1,459	1,402	5,402	5,499
Total costs and operating expenses	4,582	4,266	17,040	18,868
Gain (loss) from operations	47	(285)	(586)	2,418

Interest expense, net	(28)	(20)	(129)	(79)
Income tax benefit (expense)	(7)	80	144	(1,122)
Deferred taxes revaluation	—	—	—	(2,647)

Net income (loss)	$ 12	$ (225)	$ (571)	$ (1,431)

Net income (loss) per share:
Basic	$ 0.00	$ (0.03)	$ (0.09)	$ (0.23)
Diluted	$ 0.00	$ (0.03)	$ (0.09)	$ (0.23)

Weighted average shares outstanding:
Basic	5,939,845	6,744,108	6,094,709	6,292,898
Diluted	6,133,849	6,744,108	6,094,709	6,292,898

B-1

(in thousands)	March 31, 2019 (Unaudited)	December 31, 2018
Balance Sheet Data:
Cash and cash equivalents	$ 929	$ 1,085
Total assets	19,265	18,597
Total liabilities	6,727	6,192
Accumulated deficit	(48,114)	(48,125)
Total stockholders’ equity	60,652	60,530

B-2